NEWS RELEASE - BAOTOU JOINT VENTURE

General Steel Holdings, Inc. Announced Today Signature of an Amendment to its Joint Venture Agreement with Baotou Iron and Steel Group Co., Ltd. Increasing its Percentage of Ownership Interest in the Joint Venture and Commencement of Operations.

Beijing, China, April 30, 2007, General Steel Holdings. Inc. (GSHO), China’s first US publicly traded steel manufacturer, announced today Tianjin Daqiuzhuang Metal Sheet Co., Ltd. (“Daqiuzhuang Metal”), a 70% owned subsidiary of General Steel, and Baotou Iron and Steel Group Co., Ltd. (“Baotou Steel”) have entered into an Amended and Restated Joint Venture Agreement, amending the Joint Venture Agreement entered on September 28, 2005 (“Original Joint Venture Agreement”). The Amended and Restated Joint Venture Agreement has increased Daqiuzhuang Metal’s ownership interest in the Joint Venture to 80% and paves the way for the Joint Venture to start immediately Phase I of production with 100,000 annual metric tons capacity. Two more phases are planned with a final production capacity of 600,000 metric tons. The Joint Venture will produce specialty steel seamed and seamless pipes. The Amended and Restated Joint Venture Agreement has also amended certain other terms of the Original Joint Venture Agreement.

“We are extremely happy to sign this amendment and to be working together with Baotou Steel in this Joint Venture”, said Henry Yu, CEO and Chairman of General Steel Holdings, Inc. “This deal has been a long time in coming, but with the hard work, determination and perseverance of everyone involved, we have made it to this point. We look forward to building this Joint Venture and our working relationship with the Baotou Group.”

John Chen, CFO of General Steel Holdings, Inc., commented, “Because of the Joint Venture’s location in Inner Mongolia, it is in close proximity to high quality iron ore with rare earth minerals. The quality of steel produced with these natural resources is very high and well suited for pipes used in the energy sector to transport oil and natural gas. China has a growing need for energy and is working hard to expand its energy infrastructure network, so we anticipate strong demand for these pipes.”

About General Steel Holdings, Inc.

General Steel Holdings, Inc. through its subsidiary, Tianjin Daqiuzhuang Metal Sheet Co., Ltd., is a leading manufacturer of high quality hot-rolled steel sheets used in the construction of small agricultural and specialty vehicles. Since 1988, it has expanded its operations to ten production lines capable of processing 400,000 tons of 0.7-2.0 mm hot-rolled carbon steel sheets per year. It sells its products through a nation-wide distribution network of 35 distributors and 3 regional sales offices. With 2006 sales exceeding $139 million, it is the largest producer in its product category within China. For more information, visit www.gshi-steel.com.

Information Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company’s Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

Contact:
Ross Warner
General Steel Holdings, Inc.
Tel: (Beijing) 86-10-5879-7346, GMT: +8
Email: ross@gshi-steel.com
Skype: ross.warner.generalsteel